Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of July 1, 2012

among

LINDE AG,

LINDE US INC.

and

LINCARE HOLDINGS INC.

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2012 (this “Agreement”), is among LINDE AG, a stock corporation organized under the Laws of Germany (“Parent”), LINDE US INC., a Delaware corporation and a wholly owned indirect Subsidiary of Parent (“Purchaser”), and LINCARE HOLDINGS INC., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.11.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, in furtherance thereof it is proposed that such acquisition be accomplished by (a) Purchaser commencing a tender offer to purchase all of the shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding (each, a “Share” and, collectively, the “Shares”) for $41.50 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any required withholding of Taxes, net to the seller in cash and without any interest thereon, on the terms and subject to the conditions provided for in this Agreement (such cash tender offer, as it may be amended from time to time as permitted by this Agreement, the “Offer”), and (b) following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which Shares (other than certain shares as provided in Section 2.7) will be converted into the right to receive the Offer Price, subject to any required withholding of Taxes and without any interest thereon, on the terms and subject to the conditions provided for in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) approved this Agreement and the Transactions, including the making of the Offer and the Merger, upon the terms and subject to the conditions provided for in this Agreement, (ii) determined that each of this Agreement, the Merger and the Offer is advisable, fair to and in the best interests of the Company and the stockholders of the Company upon the terms and subject to the conditions provided for in this Agreement and (iii) resolved to recommend that, subject to Section 5.2, the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable Law, vote in favor of the adoption of this Agreement; and

WHEREAS, the respective boards of directors of Parent and Purchaser have each approved this Agreement and the Transactions, including the making of the Offer and the Merger, upon the terms and subject to the conditions provided for in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

The Offer

SECTION 1.1 The Offer.

(a) Unless this Agreement shall have been terminated in accordance with Article VII, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase all of the Shares at the Offer Price as promptly as reasonably practicable after the date hereof, but in no event later than July 11, 2012.

(b) The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only (x) to the satisfaction of the condition that at the expiration of the Offer there be validly tendered in accordance with the terms of the Offer and not withdrawn that number of Shares which, when taken together with Shares (if any) then owned by Parent or any of its Subsidiaries, represents more than 50% of the Shares then outstanding determined on a fully-diluted basis (on a “fully-diluted basis” meaning the number of Shares then issued and outstanding plus all shares of Company Common Stock which the Company may be required to issue as of such date pursuant to options, warrants, convertible securities or similar obligations then outstanding, other than the Series A Convertible Notes and the Series B Convertible Notes) (the “Minimum Condition”) and (y) to the satisfaction (or waiver by Purchaser) of the other conditions set forth in Annex A hereto (such conditions, together with the Minimum Condition, the “Offer Conditions”). Purchaser expressly reserves the right to waive any of such Offer Conditions (other than the Minimum Condition), to increase the Offer Price and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which (i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, (v) (A) waives, amends or modifies the Minimum Condition or (B) modifies or amends any of the other Offer Conditions, in the case of this subclause (B), in any manner that is or would reasonably be expected to be adverse to the holders of Shares, (vi) makes other changes in the terms of the Offer that are in any manner, or would reasonably be expected to be, materially adverse to the holders of Shares or (vii) except as permitted by this Agreement, extends the expiration date of the Offer.

(c) Subject to the terms and conditions of this Agreement and the Offer, the initial expiration date for the Offer shall be midnight, New York City time, on the twentieth (20th) business day from and after the date the Offer is commenced, as determined in accordance with Rule 14d-1(g)(3) of the Exchange Act. Notwithstanding the foregoing, Purchaser shall (and Parent shall cause Purchaser to) (i) extend the Offer beyond any scheduled expiration date, if, at the scheduled expiration of the Offer, any of the Offer Conditions (other than the Minimum Condition) shall not be satisfied or, to the extent permitted by this Agreement, waived, subject, however, to the parties’ respective rights to terminate this Agreement pursuant to Section 7.1, (ii) extend the Offer up to an aggregate of two (2) times at the request of the Company beyond any scheduled expiration date, if, at the scheduled expiration of the Offer, the Minimum Condition shall not be satisfied and (iii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the NASDAQ Stock Market (“NASDAQ”) that is applicable to the Offer. Each extension of the Offer pursuant to clause (i) of the immediately preceding sentence of this Section 1.1 shall not exceed the lesser of five (5) business days (or such longer period as the Company and Purchaser may agree in writing in any particular instance) or such fewer number of days that Purchaser reasonably believes are necessary to cause the Offer Conditions to be satisfied, and each extension of the Offer pursuant to clause (ii) of the immediately preceding sentence of this Section 1.1 shall be ten (10) business days (unless otherwise agreed to in writing by the Company and Parent). Purchaser may, without the consent of the Company, extend the Offer beyond any scheduled expiration date for a period not to exceed five (5) business days, if, at the scheduled expiration of the Offer, the Minimum Condition shall not be satisfied. In addition, if, at the expiration date of the Offer, all of the Offer Conditions have been satisfied (or, to the extent permitted by this Agreement, waived by Purchaser), but the number of Shares validly tendered and not withdrawn pursuant to the Offer, when taken together with Shares, if any, then owned by Parent and its Subsidiaries, constitutes less than 90% of the Shares then outstanding, without the consent of the Company (but in consultation with the Company), Purchaser may (subject to applicable Law) provide for a “subsequent offering period” (as contemplated by Rule 14d-11 under the Exchange Act) for up to ten (10) business days after Purchaser’s acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer, in which event Purchaser shall, and Parent shall cause Purchaser to, (A) give the required notice of such subsequent offering period and (B) immediately accept for payment and promptly pay for all Shares validly tendered and not withdrawn as of such expiration date. Nothing in this Section 1.1(c) shall (i) impose any obligation on Purchaser to extend the Offer beyond the Outside Date or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to Section 7.1.

(d) Subject to the terms of this Agreement and the satisfaction or earlier waiver of all the Offer Conditions as of any expiration date of the Offer, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after it is permitted to do so under applicable Law (but in no event later than three (3) business days after such expiration date of the Offer) (the date of acceptance for payment, the “Acceptance Date,” and the time for acceptance for payment on the Acceptance Date, the “Acceptance Time”). On or prior to the Acceptance Date, Parent shall provide or cause to be provided to Purchaser the funds necessary to pay for all Shares that Purchaser becomes so obligated to pay for pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash and without any interest thereon, upon the terms and subject to the conditions of the Offer.

(e) As promptly as practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments, supplements and exhibits thereto, the “Offer Documents”). Parent and Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities Laws. Parent and Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall be or shall have become false or misleading in any material respect, and Parent and Purchaser shall cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares and Parent and Purchaser shall consider in good faith any comments of the Company. In addition, Parent and Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with the Company and its counsel prior to responding to any such comments and to provide the Company with copies of all such responses, whether written or oral.

SECTION 1.2 Company Actions.

(a) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which, subject to Section 5.2, shall contain the Company Board Recommendation. The Company shall cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities Laws. The Company, on the one hand, and each of Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares and the Company shall consider in good faith any comments of Parent. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, to consult with Parent and its counsel prior to responding to any such comments and to provide Parent with copies of all such responses, whether written or oral.

(b) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and non-objecting beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 7.1 or if the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

SECTION 1.3 Directors of the Company.

(a) Upon the purchase of Shares pursuant to the Offer and for so long thereafter as Parent and its Subsidiaries own in the aggregate more than 50% of the outstanding Shares then outstanding determined on a fully diluted basis (as described in Section 1.1(b)), and subject to compliance with applicable federal securities Laws and the applicable rules of the NASDAQ, Parent shall be entitled to designate for appointment or election to the Company Board, upon written notice to the Company, such number of directors, rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on the Company Board (after giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of Shares so owned by Parent and its Subsidiaries bears to the total number of Shares then outstanding on a fully-diluted basis. In furtherance thereof, the Company shall, upon request of Parent, use its reasonable best efforts to promptly cause Parent’s designees (and any replacement designees in the event that any designee shall no longer be on the Company Board) to be so appointed or elected to the Company Board and, in furtherance thereof, to the extent necessary, use its reasonable best efforts to increase the size of the Company Board or obtain the resignation of such number of the incumbent directors as is necessary to give effect to the foregoing provision. Notwithstanding the foregoing, until the Effective Time, the Company Board shall have at least three (3) directors who are (i) directors of the Company on the date of this Agreement and (ii) Qualified Persons (as defined below) (“Independent Directors”); provided, however, that if the number of Independent Directors shall be reduced below three (3) for any reason whatsoever (or if immediately following consummation of the Offer there are not at least three (3) then-existing directors of the Company who are (A) Qualified Persons and (B) willing to serve as Independent Directors), then, unless the remaining Independent Director(s) (if any) identifies a Qualified Person willing to serve as an Independent Director (in which case such remaining Independent Director(s) shall be entitled to designate such Qualified Person to fill such vacancy and such designated Qualified Person shall be deemed to be an Independent Director for purposes of this Agreement), the other directors shall be required to designate Qualified Persons to fill such vacancies, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. As used herein, a “Qualified Person” means an individual who (i) is not an officer of the Company or any of its Subsidiaries, (ii) qualifies as an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and (iii) is eligible to serve on the Company’s audit committee under applicable Exchange Act and

NASDAQ rules. The Independent Directors shall have the authority to retain counsel and financial advisors of their choice at the reasonable expense of the Company as determined appropriate by the Independent Directors for the purpose of fulfilling their obligations hereunder and shall have the authority, following the Acceptance Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms. Following the Acceptance Time, neither Parent nor Purchaser shall take any action to remove any Independent Director absent cause and subject to the terms of the Company Charter Documents.

(b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to the Company’s stockholders the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9 if it receives from Parent and Purchaser the information below on a basis timely to permit such mailing) as is necessary to fulfill the Company’s obligations under Section 1.3(a). The Company’s obligations to appoint Parent’s designees to the Company Board pursuant to Section 1.3(a) shall be subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and to Parent’s compliance with its obligations under the following sentence. Parent and Purchaser shall supply the Company such information with respect to Parent and Purchaser and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1 as is necessary in connection with the appointment of any of Parent’s designees under Section 1.3(a), and Parent and Purchaser shall be solely responsible for the accuracy and completeness of such information.

(c) Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and prior to the Effective Time, the approval by affirmative vote or written consent of all of the Independent Directors then in office (the “Independent Director Approval”) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other committee thereof or any other director of the Company, shall, unless otherwise required by applicable Law, be required or permitted to authorize): (i) any amendment or termination of this Agreement by the Company; (ii) any extension by the Company of time for performance of any obligation or action under this Agreement by Parent or Purchaser; (iii) any waiver, exercise or enforcement of any of the Company’s rights under this Agreement; (iv) any amendment of the Company Charter Documents; (v) any action adversely affecting the rights of the Company’s stockholders; or (vi) any other action by the Company in connection with this Agreement. To the extent permitted under applicable Law, following the time directors designated by Parent are elected or appointed to the Company Board and prior to the Effective Time, in addition to any requirements under the Company Charter Documents, any quorum of the Company Board for the purposes of any meeting thereof or transacting of business thereby with respect to the approval of any of the foregoing actions shall be deemed to require the presence of at least one (1) Independent Director.

SECTION 1.4 Stockholder Meeting.

(a) As promptly as practicable following the Acceptance Time, if required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Charter Documents:

(i) duly call, give notice of, convene and hold a special meeting of the Company’s stockholders for the purposes of considering and taking action upon the adoption of this Agreement (the “Company Stockholders Meeting”); and

(ii) in consultation with Parent, prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required by the SEC to be included therein and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with all amendments, supplements and exhibits thereto, the “Proxy/Information Statement”) to be mailed to the Company’s stockholders at the earliest practicable date; provided that no amendments or supplements to the Proxy/Information Statement shall be made by the Company without consultation with Parent. Parent shall provide the Company with such information with respect to Parent and its Affiliates as shall be required to be included in the Proxy/Information Statement.

(b) The Company, on the one hand, and each of Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Proxy/Information Statement if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Proxy/Information Statement as so corrected to be filed with the SEC and disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable federal securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy/Information Statement before it is filed with the SEC and disseminated to the Company’s stockholders and the Company shall consider in good faith any comments of Parent. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy/Information Statement promptly after the receipt of such comments, to consult with Parent and its counsel prior to responding to any such comments and to provide Parent with copies of all such responses, whether written or oral.

(c) Notwithstanding the other provisions of this Section 1.4, in the event that Parent, Purchaser and any of Parent’s other Subsidiaries shall acquire in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

(d) Parent shall vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, Purchaser or any of Parent’s other Subsidiaries in favor of the adoption of this Agreement.

SECTION 1.5 Offer Documents; Schedule 14D-9; Proxy/Information Statement. Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9 and/or the Proxy/Information Statement, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal securities Laws) dissemination to the Company’s stockholders of such amendment or supplement.

SECTION 1.6 Top-Up Option to Acquire Additional Shares.

(a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable in accordance with this Section 1.6, to purchase that number of newly issued shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of Shares owned by Parent and its Subsidiaries immediately following consummation of the Offer, shall constitute one (1) share more than the number of shares of Company Common Stock necessary for Purchaser to be merged into the Company pursuant to Section 253 of the DGCL (after giving effect to the issuance of the Top-Up Option Shares pursuant to the exercise of the Top-Up Option) for a cash purchase price per Top-Up Option Share equal to the Offer Price; provided, however, that in no event will the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the number of authorized but unissued shares of Company Common Stock (including as authorized and unissued shares, for purposes of this Section 1.6, any shares of Company Common Stock held in treasury of the Company). Subject to Section 1.6(c), the aggregate amount payable to the Company for the Top-Up Option Shares shall be equal to the product of the number of Top-Up Option Shares and the Offer Price (the “Top-Up Consideration”).

(b) The Top-Up Option shall be exercised by Purchaser once, in whole and not in part, immediately after the Acceptance Time or the expiration of any subsequent offering period, as applicable, so long as the exercise of the Top-Up Option would, after issuance of such Top-Up Option Shares, be sufficient to allow for Purchaser to be merged into the Company pursuant to Section 253 of the DGCL; provided, however, that the Top-Up Option shall terminate upon the earlier of: (i) the fifth (5th) business day after the later of (1) the Acceptance Date and (2) the expiration of any subsequent offering period; and (ii) the termination of this Agreement in accordance with its terms. The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable Law and no injunction, judgment, ruling, order or decree instituted, issued or entered which prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the aggregate number of Shares owned by Parent and its Subsidiaries would be sufficient to allow for Purchaser to be merged into the Company pursuant to Section 253 of the DGCL and (C) Purchaser has accepted for payment all Shares validly tendered in the Offer and not withdrawn.

(c) The Top-Up Consideration shall consist of (i) an amount equal to the par value of the Top-Up Option Shares, to be paid in cash, and (ii) an amount equal to the balance of the Top-Up Consideration, which may be paid in the sole discretion of Parent and Purchaser (x) in cash or (y) by issuance of a promissory note (which shall be treated as payment to the extent of the principal amount thereof) with full recourse to Parent, or any combination of the foregoing. Any such promissory note shall (A) accrue simple interest at the rate per annum of 5.0%, (B) shall mature on the first (1st) anniversary of the date of execution and delivery of such promissory note, (C) may be prepaid at any time and from time to time, without premium or penalty, (D) shall provide that the unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that (1) Purchaser fails to make any payment on the promissory note as provided therein and such failure continues for a period of thirty (30) days or (2) Purchaser files or has filed against it any petition under any bankruptcy or insolvency Law or makes a general assignment for the benefit of creditors and (E) shall have no other material terms. The Company Board has determined that the Top-Up Consideration is adequate in accordance with the DGCL and otherwise taken all steps necessary such that upon issuance and delivery in accordance with this Section 1.6 the Top-Up Option Shares shall be validly issued, fully paid and non-assessable.

(d) In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall give the Company written notice, and shall set forth in such notice: (i) the number of Shares that will be owned by Parent and Purchaser immediately preceding the purchase of the Top-Up Option Shares; (ii) the place and time for the closing of the purchase of the Top-Up Option Shares; (iii) the number of Shares that Purchaser intends to purchase pursuant to the Top-Up Option and (iv) the manner in which Purchaser intends to pay the applicable exercise price. Such notice also shall include an undertaking signed by Parent and Purchaser that Purchaser shall (and Parent shall cause Purchaser to) as promptly as practicable after such exercise of the Top-Up Option and the delivery by the Company of the Top-Up Option Shares, consummate the Merger in accordance with the terms hereof. At the closing of the purchase of the Top-Up Option Shares, Parent or Purchaser shall cause to be delivered to the Company the Top-Up Consideration, and the Company shall cause to be issued to Parent or Purchaser the Top-Up Option Shares in either book-entry form or evidenced by a certificate (as determined by the Company).

(e) The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares pursuant to this Section 1.6 is accomplished consistent with all applicable legal requirements of all Governmental Authorities, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). Purchaser acknowledges that the Top-Up Option Shares which Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption for transactions not involving a public offering. Purchaser represents and warrants to the Company that Purchaser is, or will be upon any purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option, and the Top-Up Option Shares purchased, if any, are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(f) Notwithstanding anything to the contrary contained herein, to the fullest extent permitted by applicable Law, each of Parent, Purchaser and the Company agrees and acknowledges that in any appraisal proceeding under Section 262 of the DGCL with respect to any Dissenting Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Option Shares or any cash or the promissory note delivered to the Company in payment for such Top-Up Option Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

ARTICLE II

The Merger

SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Purchaser shall be merged with and into the Company, and the separate corporate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (or, if applicable, a certificate of ownership and merger), executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.7 hereof).

SECTION 2.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Purchaser immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

SECTION 2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Purchaser or the Company:

(a) Each (i) issued and outstanding share of capital stock of Purchaser shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and (ii) Share owned by a Subsidiary of the Company or a Subsidiary of Parent other than Purchaser, shall be converted into and become a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation that is proportionate to such converted Share’s percentage of the total equity of the Company immediately prior to the Effective Time.

(b) Any Shares that are owned by the Company as treasury stock, and any Shares owned by Parent or Purchaser, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each issued and outstanding Share (other than (i) Shares to be converted into common stock of the Surviving Corporation in accordance with Section 2.7(a), (ii) Shares to be canceled in accordance with Section 2.7(b) and (iii) any Dissenting Shares), shall be converted into the right to receive an amount of cash equal to the Offer Price, without interest, payable to the holder thereof in the manner provided in this Agreement (the “Merger Consideration”). All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares (“Certificate”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate or Book-Entry Shares in accordance with this Agreement, without interest.

SECTION 2.8 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of Shares, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.7(c). Parent shall deposit or cause Purchaser to deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time, to be held by the Paying Agent in trust for the holders of Shares and the Surviving Corporation. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing. Earnings on the investment of the funds shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the funds shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II, and following any net losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Shares immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the funds. No investment of the funds shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

(b) Exchange Procedures. Promptly after the Effective Time (but in no event more than three (3) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares, whose shares were converted pursuant to Section 2.7 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, without interest and subject to any required withholding of Taxes, for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.8(e), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Law related to Taxes. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such holder providing information or documentation to Parent, Purchaser, the Surviving Corporation or the Paying Agent, such information shall be requested prior to any such withholding.

SECTION 2.9 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”), pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Rights”), shall not be converted into the right to receive the Merger Consideration, but instead shall be converted into or be exchangeable for the right to receive such consideration as may be due such holder pursuant to Section 262 of the DGCL unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to such payment or appraisal. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect to such Dissenting Shares, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such share of such holder shall no longer be considered a Dissenting Share and shall be deemed to have converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration in accordance with Section 2.7, without any interest thereon. The Company shall give prompt notice to Parent of any written demands received by the Company for appraisal of shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to stockholders’ rights of appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.10 Company Equity Awards. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(a) Company Stock Options. Except as otherwise agreed by Parent and the holder of any outstanding option to purchase shares of Company Common Stock granted under the Company Stock Plans or otherwise (other than rights under the Company ESPP) (each, an “Option”), each Option, whether vested or unvested, that is outstanding immediately prior to the Acceptance Time shall be cancelled immediately prior to the Acceptance Time, and the holder thereof shall be entitled to receive an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to such Option and (y) the excess, if any, of the amount of the Offer Price over the exercise price per share of Company Common Stock subject to such Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash payable to holders of all Options, the “Option Consideration”), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law related to Taxes with respect to the making of such payment. The Company shall pay the holders of Options the cash payments described in this Section 2.10(a) at or as soon as reasonably practicable after the Effective Time, without interest.

(b) Restricted Stock. Except as otherwise agreed by Parent and the holder of any award of restricted Company Common Stock granted under the Company Stock Plans or otherwise (the “Restricted Shares”) that has not previously vested, at the Effective Time, each such Restricted Share shall be converted into the right to receive the Merger Consideration pursuant to Section 2.7.

(c) Company ESPP. As soon as administratively practicable following the date of this Agreement, but not later than the day immediately prior to the date on which the first Offering Period (as defined in the Company ESPP) that is regularly scheduled to commence under the Company’s 2009 Employee Stock Purchase Plan (the “Company ESPP”) after the date of this Agreement, the Company shall take such actions as are necessary to suspend the Company ESPP so that no further Offering Periods shall commence after the date of this Agreement and the Company ESPP shall terminate, effective upon the earlier of the first Offering Date (as defined in the Company ESPP) following the date of this Agreement and the New Exercise Date, but subsequent to the exercise of purchase rights pursuant to the penultimate sentence of this Section 2.10(c). With respect to the Offering Period that is in effect under the Company ESPP on the date of this Agreement, except to the extent necessary to maintain the status of the Company ESPP as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code and the Treasury Regulations thereunder, the Company shall prevent any new participants and any increases in payroll deductions. If the day immediately prior to the Acceptance Date (the “New Exercise Date”) occurs prior to the first Offering Date following the date of this Agreement, each purchase right outstanding on the New Exercise Date under the Company ESPP shall be automatically exercised by applying the payroll deductions of each then-current participant in the Company ESPP for the then-current Offering Period to the purchase of whole shares of Company Common Stock (subject to the provisions of the Company ESPP regarding the maximum number and value of shares purchasable per participant) at a purchase price per share determined under Section 4 of the Company ESPP on the New Exercise Date. The Company shall provide at least ten (10) days’ prior written notice to each participant in the Company ESPP of such purchase.

(d) The Company shall provide written notice, of the Transactions or otherwise, to holders of Options and Restricted Shares to the extent required pursuant to the terms of any applicable stock option agreements, restricted stock agreements or Company Stock

Plan under which such Options and Restricted Shares were awarded. The Company shall ensure, prior to the Acceptance Time, that following the Acceptance Time there shall be no rights to acquire shares of Company Common Stock, Options or any other interests in respect of any capital stock of the Company, the Surviving Corporation or their Subsidiaries (including any “phantom” stock or stock appreciation rights) outstanding.

ARTICLE III

Representations and Warranties of the Company

Except as disclosed in (i) the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or (ii) the Company SEC Documents publicly available prior to the date of this Agreement, excluding any disclosures that contain general cautionary, predictive or forward-looking statements set forth in any section of a Company SEC Document entitled “risk factors” or constituting “forward-looking statements” or any other sections of such filings (it being understood that any matter disclosed in the Company Disclosure Schedule or in such Company SEC Documents shall be deemed disclosed with respect to any section of this Article III to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent from the text of the relevant disclosure in the Company Disclosure Schedule or in such Company SEC Documents without further inquiry), the Company represents and warrants to Parent and Purchaser as follows:

SECTION 3.1 Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule lists as of the date of this Agreement each Subsidiary of the Company and, for each such Subsidiary, its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity securities in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”). There are no arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any equity security or other ownership interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security instrument or agreement. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or voting securities or equity interests in, any Person.

(c) The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company, as amended to the date of this Agreement (the “Company Charter Documents”).

SECTION 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). At the close of business on June 29, 2012 (the “Measurement Date”), (i) 86,442,486 shares of Company Common Stock were issued and outstanding (of which 0 shares of Company Common Stock were held by the Company in its treasury and 3,481,099 shares were granted and issued in connection with unvested restricted stock awards under the Company Stock Plans), (ii) 7,014,383 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 6,092,977 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans and 921,406 shares were available for grant), (iii) 1,050,000 shares of Company Common Stock were reserved for issuance under the Company ESPP, (iv) 12,269,455 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 2.75% Convertible Senior Debentures Due 2037-Series A (the “Series A Convertible Notes”), (v) 12,269,455 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 2.75% Convertible Senior Debentures Due 2037-Series B (the “Series B Convertible Notes”) and (vi) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. All Shares have been duly authorized and validly issued and are fully paid, nonassessable and not subject to or issued in violation of any option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Since the Measurement Date, the Company has not issued any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than or pursuant to options referred to above that are outstanding as of the date of this Agreement or are hereafter issued without violation of Section 5.1(a) hereof.

(b) Except for the Series A Convertible Notes and the Series B Convertible Notes, there is no indebtedness of the Company having the right to vote (or convertible into or exchangeable or exercisable for any securities having the right to vote) on any matters on which the holders of Company Common Stock may vote. Except as set forth above and for rights under the Company ESPP, neither Company nor any of its Subsidiaries is obligated to issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any shares of its capital stock, or any rights that are linked to the value of Company Common Stock or the value of the Company. Neither Company nor any of its Subsidiaries is obligated to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(c) All Options and Restricted Shares were granted under the Company Stock Plans and are evidenced by stock option agreements or restricted stock agreements, in each case substantially in the forms that have been made available to Parent. Each election pursuant to Section 83(b) of the Code that has been made with respect to a Restricted Share has been validly made in accordance with Section 83(b) of the Code and the Treasury Regulations thereunder. With respect to the Options, (i) no Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, (ii) each grant of an Option was made by all necessary corporate action in accordance with the terms of the applicable Company Stock Plan and in accordance in all material respects with the Exchange Act and all other applicable Laws and the rules of NASDAQ and any other exchange on which Company securities are traded and (iii) the per share exercise price of each Option was equal to the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the date on which the grant of such Option was by its terms to be effective.

(d) As of the close of business on the Measurement Date, 20,359 shares of Company Common Stock were subject to outstanding rights under the Company ESPP based on payroll information for the period ended June 22, 2012 (assuming the fair market value per share of Company Common Stock determined in accordance with the terms of the Company ESPP on the last day of the Offering Period in effect under the Company ESPP on the date hereof will be equal to the Merger Consideration and that payroll deductions continue at the current rate through such date). Each Option and each Restricted Share may, by its terms, be treated at the Effective Time as set forth in Section 2.10(a) or Section 2.10(b), as applicable, and all rights to purchase shares of Company Common Stock under the Company ESPP may, by their terms, be treated in accordance with Section 2.10(c). After the Effective Time, no holder of an Option, Restricted Share or right under the ESPP (or former such holder) shall have the right to acquire any capital stock of the Company.

SECTION 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders to the adoption of this Agreement as contemplated by Section 1.4 (to the extent required by the DGCL) (the “Company Stockholder Approval”), to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Company Board, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, at a meeting duly called and held, has duly and unanimously (i) approved this Agreement and the Transactions, including the making of the Offer and the Merger, upon the terms and subject to the conditions provided for in this Agreement, (ii) determined that each of this Agreement, the Merger and the Offer is advisable, fair to and in the best interests of the Company and the stockholders of the Company upon the terms and subject to the conditions provided for in this Agreement and (iii) resolved to recommend that, subject to Section 5.2, the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable Law, vote in favor of the adoption of this Agreement (such recommendation, the “Company Board Recommendation”).

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents, (ii) conflict with or violate any provision of the organizational documents of any of the Subsidiaries of the Company, (iii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, violate any Law, judgment, writ, order, ruling, decree or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iv) conflict with, or result in any violation or default (with the lapse of time or the giving of notice or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, contract, concession, franchise, license or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound, except, in the case of clause (iii) or (iv), for such matters as would not reasonably be expected to (A) have a Company Material Adverse Effect (it being agreed that, for purposes of this Section 3.3(c), any change, effect, event or occurrence that arises out of, results from or is attributable to the matters set forth in clause (vi) of the definition of the term “Company Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect would reasonably be expected to occur) or (B) individually or in the aggregate, prevent or materially impede the consummation by the Company of the Transactions.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Merger. The vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries is not necessary to consummate the Offer or any of the other Transactions (except the Merger).

SECTION 3.4 Governmental Approvals. Except for (i) the filing with the SEC of the Schedule 14D-9 and, if necessary, of a Proxy/Information Statement in definitive form relating to the Company Stockholders Meeting, and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NASDAQ, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to (A) have a Company Material Adverse Effect (it being agreed that, for purposes of this Section 3.4, any change, effect, event or occurrence that arises out of, results from or is attributable to the matters set forth in clause (vi) of the definition of the term “Company Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect would reasonably be expected to occur) or (B) individually or in the aggregate, prevent or materially impede the consummation by the Company of the Transactions.

SECTION 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all required registration statements, reports and proxy statements with the SEC since January 1, 2010 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the Company SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and any other adjustments described therein including the notes thereto).

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities and obligations

(i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of March 31, 2012 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) incurred after the date hereof and expressly permitted or required by this Agreement to be incurred or (iv) that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.6 Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, (a) the Company has carried on and operated its businesses in all material respects in the ordinary course of business, (b) there have not been any events, changes, effects or occurrences that have had or would reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.1(a)(ii), (iii), (iv), (v), (vi), (viii), (ix), (xi) or (xii).

SECTION 3.7 Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, investigation, claim, suit or action by or against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.8 Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are, and have been since January 1, 2010, in compliance with all applicable laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”), including (i) those relating to Medicare or Medicaid, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), (iii) the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and (iv) state pharmacy laws and regulations, applicable to the Company or any of its Subsidiaries, except for such non-compliance, individually or in the aggregate, as would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written communications since January 1, 2010 from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any applicable Law, except where such alleged non-compliance, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries hold all licenses, franchises, permits, certificates, approvals, grants, consents, certificates, orders and authorizations from Governmental Authorities (collectively, “Permits”) necessary to conduct their respective businesses as they are now being conducted, including those with respect to Medicare, Medicaid, HIPAA, the FDCA and pharmacy operation, except where the failure to hold the same would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all such Permits, except for such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company and each of its Subsidiaries meet all of the applicable requirements of participation in and payment of, and where applicable are parties to valid supplier or other participation Contracts for payment by, Medicare, Medicaid, any other state or federal government health care programs, any private insurance company, health maintenance organization, preferred provider organization, managed care organization, government contracting agency or other public or private third party payor program (“Programs”), to the extent the Company and its Subsidiaries bill or receive reimbursements for services furnished to beneficiaries from a particular Program, except where the failure to meet such applicable requirements, or be parties to valid supplier or other participation Contracts, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries have paid, caused to be paid or properly recorded on the Company’s consolidated financial statements all undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to the applicable claim submissions under the applicable Programs, except where such non-payment would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.9 Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.4, neither the Schedule 14D-9 nor any information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents will, at the respective times the Schedule 14D-9 or the Offer Documents, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy/Information Statement (if any) will not, on the date it is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect. The Proxy/Information Statement (if any) and the Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.10 Tax Matters.

(a) (i) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns (as hereinafter defined) required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all Taxes shown as due on such Tax Returns have been timely paid; (iii) no material deficiency with respect to Taxes has been proposed, asserted, assessed or threatened in writing against the Company or any of its

Subsidiaries, which has not been fully paid or withdrawn; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to material Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received; (v) neither the Company nor any of its Subsidiaries is a party to any material agreement providing for the allocation or indemnification of Taxes (other than (A) customary Tax indemnifications contained in agreements the primary purpose of which does not relate to Taxes and (B) agreements solely among the Company and its Subsidiaries); (vi) in the two years prior to the date of this Agreement, the Company has not distributed the stock of any corporation in a transaction intended to qualify as Tax-free under Section 355 of the Code; and (vii) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. This Section 3.10(a) and Section 3.11 constitute the sole and exclusive representations and warranties of the Company relating to Tax matters.

(b) For purposes of this Agreement: (i) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of a similar nature; (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A); and (C) any liability in respect of any items described in clauses (A) or (B) payable by reason of contract, assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11 Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a list of each material bonus, incentive compensation, equity-based compensation, equity purchase, pension, severance, change in control, retention, tax gross up, vacation, benefit or fringe benefit plan, program, policy or agreement (including each employment or individual consulting for employee-type services agreement), in each case, maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) for the benefit of any Company Personnel (each, without regard to materiality, a “Company Plan”). The Company has made available to Parent correct and complete copies of (i) each Company Plan (or, in the case of any such Company Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, (iv) the most recent audited financial statements and actuarial valuation reports prepared with respect to each Company Plan and (v) each trust agreement and insurance or group annuity contract relating to any Company Plan. Each Company Plan and each related trust or other funding vehicle has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other Laws. Each of the Company and its Subsidiaries and each Commonly Controlled Entity is in compliance in all material respects with ERISA, the Code and all other applicable Laws in respect of the Company Plans. Each Company Plan that is intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) that is maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries is so qualified and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. No Company Plan provides health, medical or life insurance benefits coverage after retirement or other termination of employment (other than for reimbursements of claims incurred prior to retirement or termination or continuation coverage required under Section 4980(B)(f) of the Code or analogous state Laws). All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made no later than the date hereof in accordance with the terms of the Company Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Documents in accordance with GAAP. There is no pending or, to the Knowledge of the Company, threatened legal or administrative investigation, proceeding, claim, suit or action (other than routine claims for benefits) involving any Company Plan or the Company or any of its Subsidiaries or any Commonly Controlled Entity with respect to any Company Plan, in each case that would reasonably be expected to have a Company Material Adverse Effect.

(b) (i) None of the Company or its Subsidiaries or any Commonly Controlled Entity has any liability, contingent or otherwise, with respect to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or any defined benefit plan (whether or not subject to Section 302 or Title IV of ERISA or Section 412 of the Code); (ii) none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Offer, the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Plan or (C) result in any breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Plan; (iii) no amount or other entitlement that could be received as a result of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Offer, the Merger or any other the Transaction alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in

Section 280G(b)(1) of the Code); and (iv) no Company Personnel is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or 4999 of the Code being imposed on such person.

(c) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. None of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or any such Subsidiary. Since January 1, 2010, neither the Company nor any of its Subsidiaries has experienced any union organization attempts, strikes or material work stoppages, slowdowns, lockouts or labor disputes. There is no material unfair labor practice charge or complaint or other proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar Governmental Authority.

SECTION 3.12 Environmental Matters. The Company and its Subsidiaries are, and have been since January 1, 2010, in compliance with all applicable Laws relating to the environment or the protection thereof and human health and safety as it relates to exposure to hazardous materials (“Environmental Laws”), and any Permits issued or required pursuant thereto, in each case, except for such non-compliance, individually or in the aggregate, as would not be material to the Company and its Subsidiaries, taken as a whole. Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect, (a) there is no notice, suit, claim, action or proceeding alleging noncompliance with, or liability under, or, to the Knowledge of the Company, investigation pursuant to, Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property owned or, to the Knowledge of the Company, leased by the Company or any of its Subsidiaries and (b) neither the Company nor any of its Subsidiaries is a party to any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws. This Section 3.12 constitutes the sole and exclusive representations and warranties of the Company regarding the matters specifically addressed by the first two sentences of this Section 3.12.

SECTION 3.13 Material Contracts. Except as entered into after the date hereof in accordance with the terms of this Agreement, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, required to be filed as exhibits to the Company SEC Documents pursuant to Rule 601 of Regulation S-K promulgated under the Exchange Act (any such contract, each a “Company Material Contract”). Each Contract to which the Company or any of its Subsidiaries is party or by which any of them or any of their respective properties or assets are bound is valid, binding, enforceable and in full force and effect, except for such failures to be in full force and effect that would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a

Company Material Adverse Effect. Section 3.13 of the Company Disclosure Schedule sets forth a list of (a) all Contracts between the Company or any of its Subsidiaries, on the one hand, and any of the ten (10) largest customers (payors) of the Company and its Subsidiaries, taken as a whole, on the other hand (based on dollar sales for the fiscal year ended December 31, 2011), and (b) all Contracts between the Company or any of its Subsidiaries, on the one hand, and any of the ten (10) largest suppliers of the Company and its Subsidiaries, taken as a whole, on the other hand (based on dollar sales for the fiscal year ended December 31, 2011).

SECTION 3.14 Real Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth the address and description of all material real property owned by the Company or any Subsidiary of the Company (“Owned Real Property”). Except for matters that would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company (as the case may be) has good and marketable fee simple title to all Owned Real Property, free and clear of all Liens, except Permitted Liens.

(b) Section 3.14(b) of the Company Disclosure Schedule contains a list of all material real property leased or subleased by the Company or any Subsidiary of the Company (each, a “Company Real Property Lease”). Each Company Real Property Lease is valid, binding, enforceable and in full force and effect, except for such failures to be in full force and effect that would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any Subsidiary of the Company has received written notice of default under any Company Real Property Lease by the Company or any of its Subsidiaries, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have a Company Material Adverse Effect. Except for matters that would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company (as the case may be) has a valid, binding and enforceable leasehold estate under all Company Real Property Leases, free and clear of all Liens, except Permitted Liens.

SECTION 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all Patents, Trademarks and Copyrights that are (i) registered or filed with the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any other Governmental Authority and (ii) included in the Company Intellectual Property Rights.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there has been no failure to pay any necessary maintenance or other fee to the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any other Governmental Authority, or make any necessary filings with the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any other Governmental Authority, to keep any of the Company Intellectual Property Rights set forth in Section 3.15(a) of the Company Disclosure Schedule in force and (ii) the Company owns all right, title and interest in and to such Company Intellectual Property Rights, free and clear of all Liens, except Permitted Liens and any licenses granted to any distributors, resellers, customers, service providers or other Persons in the ordinary course of business.

(c) To the Knowledge of the Company, there are no ongoing interferences, oppositions, reissues, reexaminations, cancellations, challenges or other proceedings that are pending in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any other Governmental Authority and that challenge the validity or enforceability of any of the material registrations and applications included in the Company Intellectual Property Rights, except for office actions, appeals and similar ex parte proceedings in the ordinary course.

(d) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as conducted as of the date of this Agreement does not infringe or misappropriate any Intellectual Property Right of any other Person, except for any such infringement or misappropriation that would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2010: (i) no suits, actions or proceedings are or have been pending that allege that the Company or any of its Subsidiaries is infringing or misappropriating any Intellectual Property Right of any other Person; and (ii) the Company has not received any written notice alleging that the Company or any of its Subsidiaries is infringing or misappropriating any Intellectual Property Right of any other Person.

(e) To the Knowledge of the Company, no Person is infringing or misappropriating any material Company Intellectual Property Rights.

(f) The Company and its Subsidiaries take commercially reasonable steps to protect the confidentiality of material Trade Secrets owned by the Company or any of its Subsidiaries.

SECTION 3.16 Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company’s stockholders in the Offer and the Merger is fair to such holders from a financial point of view.

SECTION 3.17 Brokers and Other Advisors. Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available a redacted copy of all agreements between the Company and J.P. Morgan Securities LLC relating to the Transactions.

SECTION 3.18 Rule 14d-10 Matters.

(a) All payments made and benefits granted on or prior to the date hereof to any holder of Company Common Stock or other securities of the Company (each, a “Covered Security Holder”) pursuant to any compensation, benefit or fringe benefit plan, program, policy, arrangement or Contract, including each Company Plan, (i) have been paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing (and matters incidental thereto) by the applicable Covered Security Holder and (ii) have not been calculated based on the number of shares of Company Common Stock tendered or to be tendered into the Offer by the applicable Covered Security Holder.

(b) On or prior to the date hereof, the Company (acting through the Compensation Committee of the Company Board) has taken all such steps as may be required to cause to be exempt as an “employment compensation, severance or other employee benefit arrangement” under Rule 14d-10(d)(1) promulgated under the Exchange Act any compensation, benefit or fringe benefit plan, program, policy, arrangement or Contract that has been entered into, or is being entered into simultaneously with the execution of this Agreement, by the Company, Parent or any of their respective Affiliates with Company Personnel or future directors, officers or employees of the Company and its Affiliates, including (i) each Company Plan and (ii) the terms of Sections 2.10, 5.7 and 5.10 of this Agreement, and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

SECTION 3.19 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

Representations and Warranties of Parent and Purchaser

Parent and Purchaser jointly and severally represent and warrant to the Company:

SECTION 4.1 Organization. Parent is a stock corporation duly organized and validly existing under the Laws of Germany and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 4.2 Authority; Noncontravention.

(a) Each of Parent and Purchaser has all necessary corporate or similar power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the immediate parent of Purchaser as the sole stockholder of Purchaser, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the Transactions, have been duly authorized and approved by their respective Boards of Directors, and except for the adoption of this Agreement by the immediate parent of Purchaser as the sole stockholder of Purchaser, no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by them of the Transactions. Immediately following the execution and delivery of this Agreement, Parent shall cause the immediate parent of Purchaser to adopt this Agreement as the sole stockholder of Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Purchaser nor the consummation by Parent or Purchaser of the Transactions, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or Purchaser, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 and the Company Stockholder Approval are obtained and the filings referred to in Section 4.3 are made, violate any Law, judgment, writ, order, ruling, decree or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iii) conflict with, or result in any violation of default (with the lapse of time or the giving of notice or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound, except, in the case of clause (ii) or (iii), for such matters as would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.3 Governmental Approvals. Except for (i) the filing with the SEC of the Offer Documents and, if necessary, a Proxy/Information Statement in definitive form relating to the Company Stockholders Meeting, and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the Laws of Germany and the rules of the German Federal Financial Supervisory Authority and the German stock exchanges, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4 Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, neither the Offer Documents nor any information supplied (or to be supplied) in writing by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the respective times the Offer Documents or the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy/Information Statement (if any) will not, on the date it is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect. The Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 4.5 Ownership and Operations of Purchaser. Parent indirectly owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6 Capital Resources. Parent and Purchaser collectively will have sufficient cash resources available to pay (a) for the Shares that Purchaser becomes obligated to accept for payment and pay for pursuant to the Offer on the dates that Purchaser becomes so obligated, (b) the aggregate Merger Consideration at the Effective Time, (c) the aggregate Option Consideration at the Effective Time and (d) all fees and expenses payable by them in connection with the Transactions as they become due.

SECTION 4.7 Brokers and Other Advisors. All of the fees and expenses of any broker, investment banker, financial advisor or other Person that is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries shall be paid by Parent.

SECTION 4.8 Other Matters. Except for the representations and warranties made by Parent and Purchaser in this Article IV neither Parent nor Purchaser, nor any other Person, makes any representation or warranty with respect to Parent or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1 Conduct of Business.

(a) Except as expressly permitted or required by this Agreement or as required by applicable Law or as set forth in Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise delivers to the Company its prior written consent (which consent shall not be unreasonably withheld or delayed), the Company shall, and cause its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organization and to preserve its relationships with Governmental Authorities, customers, suppliers and other Persons having material business dealings with the Company or its Subsidiaries, and the Company shall not and shall not permit any of its Subsidiaries to:

(i) (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any shares of its capital stock, or any rights that are linked to the value of Company Common Stock or the value of the Company; provided that the Company may issue shares of Company Common Stock upon the exercise of Options or rights under the Company ESPP, in each case that are outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement, (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except in connection with withholding to satisfy tax obligations with respect to Options, acquisitions in connection with the forfeiture of equity awards or acquisitions in connection with the net exercise of Options, (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, except (1) the Company’s regular quarterly cash dividends in respect of shares of Company Common Stock not exceeding $0.20 per share of Company Common Stock with usual declaration, record and payment dates and in accordance with the Company’s current dividend policy or (2) dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company or (D) split, combine, subdivide or reclassify any shares of its capital stock;

(ii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (1) for short-term borrowings under the Company Credit Agreement in an aggregate amount not in excess of $10,000,000, in each case that are incurred in the ordinary course of business consistent with past practice to fund working capital requirements of the Company and (2) indebtedness among the Company and any of its wholly owned Subsidiaries or among any such Subsidiaries; (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than (1) to or in the Company or any of its wholly owned Subsidiaries and (2) travel and similar advances to its employees in the ordinary course of business consistent with past practice; or (C) enter into any lease with a term in excess of one year (whether such lease is an operating or capital lease) other than operating leases and renewals of existing leases in the ordinary course of business consistent with past practice or any leases under which the obligations of the Company or any of its Subsidiaries are not material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(iii) sell, lease (as lessor), license or otherwise dispose of (including through any “spin-off”) or subject to any Lien any of its properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except (A) sales, leases, rentals and licenses of inventory or medical rental equipment in the ordinary course of business consistent with past practice, (B) dispositions of obsolete or worthless assets in the ordinary course of business consistent with past practice or (C) transfers among the Company and its wholly owned Subsidiaries;

(iv) make capital expenditures in excess of $250,000 for each individual asset or in excess of $5,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, except as budgeted in the Company’s current plan that is set forth in Section 5.1(a)(iv) of the Company Disclosure Schedule;

(v) make any acquisitions of (A) the capital stock or a material portion of the assets of any other Person (including by merger) or (B) any assets, in the case of clauses (A) and (B) for aggregate consideration of all such acquisitions taken together in excess of $15,000,000;

(vi) except as required to ensure that any Company Plan in effect on the date of this Agreement is not out of compliance with applicable Law or as required to comply with any Company Plan in effect on the date of this Agreement or as expressly required pursuant to this Agreement (and, in each case, only to the extent the Compensation Committee has duly approved (by vote of members of the Compensation Committee who have been determined by the Company Board to be “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act at the time of such approval) the arrangements resulting from such action as an Employment Compensation Arrangement and taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such arrangements), (A) adopt, enter into, establish, terminate, amend or modify (1) any restrictive covenant agreement with any Company Personnel in a manner that would be adverse to the Company or (2) any collective bargaining agreement or Company Plan in any manner, (B) increase in any manner the compensation or benefits of, or pay any bonus to, or grant any loan to, any Company Personnel, except for increases in base salary and cash bonuses in the ordinary course of business consistent with past practice, (C) pay or provide to any Company Personnel any compensation or benefit not provided for under a Company Plan as in effect on the date of this Agreement, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (D) grant or amend any awards under any Company Plan (including the grant or amendment of any equity or equity-based or related compensation), or remove or modify existing restrictions in any Company Plan or awards made thereunder, (E) grant or pay any severance, separation, change in control, retention, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, termination or similar compensation or benefits of, any Company Personnel, (F) enter into any trust, annuity or insurance Contract or similar agreement with respect to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Company Plan, (G) take any action to accelerate the time of payment or vesting of any compensation or benefits under any Company Plan or (H) make any material determination under any Company Plan that is inconsistent with the ordinary course of business or past practice;

(vii) enter into, modify, amend or terminate any Company Material Contract;

(viii) make or change any material election concerning Taxes or settle or compromise any material Tax liability or refund;

(ix) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(x) amend or otherwise change the Company Charter Documents or the organizational documents of any of the Subsidiaries of the Company;

(xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities or obligations reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness owed to the Company or any of its Subsidiaries or waive any claims or rights of substantial value or (C) subject to the Company’s rights under Section 5.2, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party; or

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(xiii) agree to take any of the foregoing actions.

(b) Each party agrees that, during the period from the date of this Agreement until the Effective Time, such party shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions or (iii) otherwise materially delay the consummation of the Transactions (each, a “Delay”), other than (in any case) an action specifically permitted by this Agreement. Without limiting the generality of the foregoing, each party agrees that, during the period from the date of this Agreement until the Effective Time, such party shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to result in a Delay.

SECTION 5.2 Takeover Proposals; Board Recommendation; Etc.

(a) The Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ respective directors, officers, employees and their accountants, counsel, financial advisors and other advisors and representatives (the foregoing, with respect to any Person, its “Representatives”) to, (i) immediately cease any discussions or negotiations that may be ongoing as of the date of this Agreement with any Person (other than Parent and its Representatives) with respect to a Takeover Proposal, (ii) as promptly as practicable (and no later than one (1) business day) after the date of this Agreement, request the prompt return or destruction of all confidential information previously furnished to any Person (other than Parent and its Representatives) within the last twelve (12) months for the purpose of evaluating a possible Takeover Proposal and (iii) immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Takeover Proposal. The Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly facilitate or encourage any Takeover Proposal, (ii) enter into any Company Acquisition Agreement, (iii) participate in any negotiations regarding, or furnish to any Person (other than Parent) any information or access with respect to, any Takeover Proposal or (iv) participate in any discussions regarding any Takeover Proposal; provided, however, that the immediately preceding clause (iv) shall not prevent the Company and its Representatives from (A) describing the operation of this Section 5.2 and (B) engaging in limited discussions solely for the purpose of clarifying ambiguities in any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the two immediately preceding sentences by any Representative of the Company or any of its Subsidiaries shall be deemed a breach of this Section 5.2(a) by the Company, whether or not the Company has used reasonable best efforts to prevent such violation.

(b) Notwithstanding anything to the contrary in this Agreement, at any time after the date of this Agreement and prior to the Acceptance Time, in the event that the Company receives a bona fide written Takeover Proposal that was not solicited after the date of this Agreement by the Company, any of its Subsidiaries or any of their respective Representatives, the Company and its Representatives may engage in negotiations or substantive discussions (including, as a part thereof, making counterproposals) with, or furnish any information and other access to, any Person making such Takeover Proposal and its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal constitutes or could reasonably be expected to result (including after the taking of any actions referred to in this Section 5.2(b)) in a Superior Proposal; provided that (i) prior to furnishing any nonpublic information, the Company receives from such Person an executed confidentiality agreement containing terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not prohibit the making of Takeover Proposals (and related communications) privately to the Company or the Company Board and shall contain provisions that expressly permit the Company to comply with the provisions of this Section 5.2) and (ii) any such nonpublic information so furnished has been previously provided to Parent or is provided to Parent substantially concurrently with it being so furnished to such Person or its Representatives.

(c) The Company Board shall not (i) (A) withdraw (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or so modify), the Company Board Recommendation or (B) publicly recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(b)) (each, a “Company Acquisition Agreement”).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Acceptance Time, (i) the Company Board may make a Change in Recommendation if the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law or (ii) if the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that a Takeover Proposal constitutes a Superior Proposal, then the Company Board may make a Change in Recommendation with respect to such Superior Proposal and/or the Company or its Subsidiaries may enter into a Company Acquisition Agreement with respect to such Superior Proposal if, in the case of a Company Acquisition Agreement, the Company shall have, concurrently with such entry into such Company Acquisition Agreement, terminated this Agreement pursuant to Section 7.1(c)(ii); provided, however, that (1) no Change in Recommendation and (2) termination of this Agreement pursuant to Section 7.1(c)(ii) shall be made, in each case, until after the third (3rd) business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make a Change in Recommendation (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to Section 7.1(c)(ii) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action by the Company Board is a Superior Proposal, the terms and conditions of any such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation or Notice of Superior Proposal and a new three (3) business day period). In determining whether to make a Change in Recommendation or in determining whether a Takeover Proposal constitutes a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise.

(e) The Company shall promptly advise Parent orally or in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the Person making any such Takeover Proposal. The Company shall (i) keep Parent reasonably informed of the status and material details (including any material change to the terms thereof) of any such Takeover Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all material written correspondence relating to any such Takeover Proposal exchanged between the Company or any of its Subsidiaries, on the one hand, and the Person making a Takeover Proposal, on the other hand.

(f) For purposes of this Agreement:

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or group of Persons relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of inventory in the ordinary course of business) equal to 25% or more of the Company’s consolidated assets or to which 25% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person (or “group,” as defined under Section 13 of the Exchange Act) beneficially owning 25% or more of the outstanding Company Common Stock or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the Transactions.

“Superior Proposal” shall mean a Takeover Proposal (provided that for purposes of this definition, references to “25%” in the definition of Takeover Proposal shall be deemed to be references to “50.1%”) (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, to be more favorable from a financial point of view to the Company’s stockholders than the Transactions (taking into account all of the terms and conditions of such Takeover Proposal and this Agreement, including any changes to the terms of this Agreement proposed by Parent in response to such Takeover Proposal or otherwise) and (B) that is reasonably capable of being completed, taking in account all financial, regulatory, legal and other aspects of such Takeover Proposal.

(g) Nothing in this Section 5.2 shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Company Board determines, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement (including Article VII), a factually accurate public statement by the Company concerning financial results, operations or business conditions or developments or any “stop, look and listen” or similar communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act (including disclosure of the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto) shall not constitute a Change in Recommendation.

SECTION 5.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority (in the United States or any foreign jurisdiction) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event by July 11, 2012 and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall (1) have the right to review in advance, and to the extent practicable each shall consult the others on, all the information relating to the Transactions or the other parties that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions and (2) to the extent allowed by the applicable Governmental Authority, consult with the other parties hereto in advance of any meeting or conference with the Federal Trade Commission, the Antitrust Division of the Department of Justice or other Governmental Authority relating to the Transactions and give the other parties hereto the opportunity to attend and participate in such meetings.

(d) Notwithstanding anything else contained herein, the provisions of this Section 5.3 shall not be construed to require Parent or any of its Subsidiaries, or permit the Company or any of its Subsidiaries without the prior written consent of Parent, to undertake any efforts or to take any action if the taking of such efforts or action would reasonably be expected to result in a Substantial Detriment; provided, however, that reasonable best efforts of Parent under this Section 5.3 shall include agreeing to take actions that would not result in a Substantial Detriment.

SECTION 5.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Notwithstanding the immediately preceding sentence, Parent may make an ad hoc announcement as required by Law or international securities exchange prior to the initial press release. Prior to making such announcement, Parent shall use its reasonable efforts to consult in good faith with the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with any national or international securities exchange or NASDAQ as determined in the good faith judgment of the party proposing to make such release (in which case such party shall use its reasonable efforts to consult in good faith with the other party before such public announcement). Each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party). For the avoidance of doubt, neither party will be required to obtain any prior consent of, or consult with, the other party in connection with any such press release or public announcement if the Company Board has effected any Change in Recommendation or shall have resolved to do so.

SECTION 5.5 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and its Representatives reasonable access during normal business hours to the Company’s properties, books, Contracts and records and the Company shall furnish promptly to Parent such other information concerning its business and properties as Parent may reasonably request (provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company); provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would (a) violate applicable Law, (b) violate a Contract or obligation of confidentiality owing to a third-party, (c) jeopardize the protection of an attorney-client privilege or (d) expose the Company to risk of liability for disclosure of sensitive or personal information; provided, further, that the Company shall not be obligated to provide such access or information regarding the deliberations of the Company Board (or any committee thereof) in connection with the Transactions or the evaluation of strategic alternatives or any materials provided to the Company Board (or any committees thereof) in connection therewith. Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement, dated as of April 15, 2011, between Parent and the Company (as amended by that certain Letter Agreement, dated as of May 29, 2012, by and between Parent and the Company and as it may be further amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent shall not, and shall cause its representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

SECTION 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions.

SECTION 5.7 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to assume all obligations of the Company and its Subsidiaries to each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, manager or employee of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) (i) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director, officer, manager or employee of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, manager, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions), to the fullest extent permitted under applicable Law and (ii) in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter

Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors, officers, managers and employees and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall cause the Surviving Corporation to assume all obligations to pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.7) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) Each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage containing terms and conditions that are no less favorable to the Indemnitees with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance shall annually exceed $1,500,000 (the “Maximum Amount”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at the Maximum Amount; provided that any such replacement or substitution of insurance policies shall not result in gaps in coverage; provided further, however, that at no time shall such coverage be less than the directors’ and officers’ liability insurance coverage then provided by Parent to its directors and officers. If Parent in its sole discretion elects, then Parent may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnitees in their capacity as such; provided that in no event shall the cost of such policy exceed six times the Maximum Amount and, if such a “tail policy” is purchased, Parent and the Surviving Corporation shall have no further obligations under this Section 5.7(c).

(d) The provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the

Surviving Corporation under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.7 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.7.

SECTION 5.8 Fees and Expenses. Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated. Notwithstanding anything to the contrary contained herein, Parent shall be responsible for and shall pay the amount of any (i) documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes (“Transfer Taxes”) imposed on Parent, the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby and (ii) any Transfer Taxes imposed on the stockholders of the Company in connection with this Agreement and the transactions contemplated hereby in respect of assets that are owned directly or indirectly by the Company or any of its Subsidiaries.

SECTION 5.9 Rule 16b-3. Prior to the Acceptance Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company in connection with the Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

SECTION 5.10 Employee Matters. Parent shall, for a period of twelve (12) months immediately following the Closing Date, cause the Surviving Corporation and its Subsidiaries to provide employees of the Company and its Subsidiaries as of the Acceptance Time (the “Company Employees”) with compensation and employee benefits that, taken as a whole, are substantially comparable in the aggregate to the compensation and employee benefits provided by the Company and its Subsidiaries to Company Employees prior to the Closing Date; provided, however, that (a) neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to provide equity or equity-based compensation and (b) no plans or arrangements of the Company or any of its Subsidiaries providing for equity or equity-based compensation shall be taken into account in determining whether compensation and employee benefits are comparable in the aggregate. Parent or one of its Affiliates shall recognize the service of Company Employees with the Company prior to the Closing Date as service with Parent and its Affiliates in connection with any tax-qualified pension plan, 401(k) savings plan, vacation or other paid time off, service awards, severance and other welfare benefit plans and policies maintained by Parent or one of its Affiliates which is made available following the Closing Date by Parent or one of its Affiliates for purposes of any waiting period, vesting, eligibility, benefit entitlement and benefit accruals; provided, however, that such service need not be recognized for purposes of any defined benefit pension plan or to the extent that such recognition would result in any duplication of benefits. Parent shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its Affiliates (other than the Company or any of its Subsidiaries), except to the extent that such pre-existing or at-work condition would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its Subsidiaries during the portion of the relevant plan year including the Closing Date. Nothing contained herein shall be deemed to limit the right of Parent or the Surviving Corporation following the Effective Time to terminate the employment of any Company Employee at any time and for any or no reason. The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement, and, without limiting the generality of Section 8.6, no Company Personnel or any other individual associated therewith (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.10 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Company Plan or any employee program or any plan or arrangement of Parent or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Parent, the Surviving Corporation or any of their respective Subsidiaries, and nothing herein shall be construed as an amendment to any Company Plan for any purpose.

SECTION 5.11 Delisting. Parent shall cause the Company’s securities to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 5.12 Purchaser and Surviving Corporation. Parent shall take all actions necessary to (a) cause Purchaser and the Surviving Corporation to perform promptly their respective obligations under this Agreement and (b) ensure that, prior to the Effective Time, Purchaser shall not conduct any business, make any investments or incur or guarantee any indebtedness, other than acquiring Shares pursuant to the Offer and consummating the Merger pursuant to this Agreement.

SECTION 5.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.14 Rule 14d-10 Matters.

(a) The Company agrees that all payments made and benefits granted after the date hereof to any Covered Security Holder pursuant to any compensation, benefit or fringe benefit plan, program, policy, arrangement or Contract (i) will be paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing (and matters incidental thereto) by the applicable Covered Security Holder and (ii) will not be calculated based on the number of shares of Company Common Stock tendered or to be tendered into the Offer by the applicable Covered Security Holder.

(b) The Company agrees that the Company (acting through the Compensation Committee of the Company Board) will promptly take all such steps as may be required to cause to be exempt as an “employment compensation, severance or other employee benefit arrangement” under Rule 14d-10(d)(1) promulgated under the Exchange Act any compensation, benefit or fringe benefit plan, program, policy, arrangement or Contract that will be entered into by the Company, Parent or any of their respective Affiliates with Company Personnel or future directors, officers or employees of the Company and its Affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such rule. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any Company Personnel or future director, officer or employee of the Company and its Affiliates, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 5.14.

SECTION 5.15 Company Indebtedness. The Company shall comply with all provisions of (i) the Indenture dated as of October 31, 2007 between the Company and U.S. Bank National Association, as Trustee, with respect to the Company’s 2.75% Convertible Senior Debentures Due 2037-Series A, as amended (the “Series A Indenture”), (ii) the Indenture dated as of October 31, 2007 between the Company and U.S. Bank National Association, as Trustee, with respect to the Company’s 2.75% Convertible Senior Debentures Due 2037-Series B, as amended (the “Series B Indenture” and collectively with the Series A Indenture, the “Indentures”), (iii) the Company Credit Agreement and (iv) all other Contracts governing the Series A Convertible Notes, the Series B Convertible Notes or the indebtedness incurred under the Company Credit Agreement, in each case including by providing all notices to holders of the Series A Convertible Notes, Series B Convertible Notes and lenders under the Company Credit Agreement required in connection with the Transactions. The Company shall not amend any provision of the Company Credit Agreement, the Indentures described in the immediately preceding sentence or any other Contract governing the Series A Convertible Notes, the Series B Convertible Notes or the indebtedness incurred under the Company Credit Agreement.

ARTICLE VI

Conditions to the Merger

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) This Agreement shall have been duly adopted by the requisite vote of the holders of Company Common Stock, if, and to the extent required by, applicable Law and the certificate of incorporation of the Company, in order to consummate the Merger;

(b) No Law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority having jurisdiction over the Company, Parent or Purchaser shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(c) Purchaser shall have purchased Shares pursuant to the Offer; provided that this condition shall be deemed satisfied with respect to Parent and Purchaser if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.

SECTION 6.2 Frustration of Conditions. None of the Company, Parent or Purchaser may rely on the failure of any condition set forth in Section 6.1 or in Annex A to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the transactions contemplated by this Agreement, as required by and subject to Section 5.3.

ARTICLE VII

Termination

SECTION 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time:

(a) prior to the Effective Time, by the mutual written consent of the Company and Parent duly authorized by the Company Board (including, from and after the Acceptance Date, the Independent Director Approval contemplated by Section 1.3) and the Board of Directors of Parent;

(b) by either of the Company or Parent:

(i) prior to the Effective Time, if any Governmental Authority having jurisdiction over the Company, Parent or Purchaser shall have enacted, promulgated, issued, entered, amended or enforced (A) a Law prohibiting the Offer or the Merger or making the Offer or the Merger illegal or (B) an injunction, judgment, order, decree or ruling, or taken any other action, in each case, permanently enjoining, restraining, preventing or prohibiting the Offer or the Merger and such injunction, judgment, order, decree or ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable injunction, judgment, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) prior to the Acceptance Time, if the Acceptance Time shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Acceptance Time to have occurred on or before the Outside Date; or

(iii) if, as the result of the failure of the Minimum Condition, the Offer shall have terminated or expired in accordance with its terms without Purchaser having accepted for payment and paid for any Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to Parent if Parent or Purchaser shall not have complied with Section 1.1(c);

(c) by the Company prior to the Acceptance Time:

(i) if (A) Purchaser shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1(a) (provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i)(A) if the Company is in material breach of this Agreement or the Company is not in a position to comply with its obligations under the first sentence of Section 1.2(a)), (B) Purchaser terminates or makes any change to the Offer in violation of the terms of this Agreement or (C) on the expiration date of the Offer (as it may be extended in accordance with the terms of the Agreement), Purchaser shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 1.1;

(ii) if (A) the Company Board shall have effected a Change in Recommendation or (B) the Company concurrently enters into a definitive Company Acquisition Agreement that constitutes a Superior Proposal; provided, however, that the right of the Company to terminate this Agreement pursuant to this Section 7.1(c)(ii) is conditioned on (1) in the case of clause (A) only, the absence of any pending Takeover Proposal on the date of such termination, (2) the Company having complied in all material respects with Section 5.2 and (3) the concurrent payment by the Company to Parent of the Termination Fee in accordance with Section 7.3; or

(iii) if (A) the representations and warranties of Parent or Purchaser set forth in this Agreement shall not be true and correct on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct as of such dates (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not reasonably be expected to have a

Parent Material Adverse Effect, or (B) Parent or Purchaser shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) has not been cured within twenty (20) business days after Parent receives from the Company written notice of such inaccuracy, breach or failure; provided, however, that a failure to pay the Offer Price as and when due pursuant to this Agreement shall not be entitled to such cure period; or

(d) by Parent prior to the Acceptance Time:

(i) if the Company Board shall have effected a Change in Recommendation; or

(ii) if (A) the representations and warranties of the Company (1) set forth in Section 3.3 and Section 3.4 shall not be true and correct on and as of the date of such determination as if made on such date, (2) set forth in Section 3.1(b), Section 3.2(a), Section 3.2(b), Section 3.2(d), Section 3.17 and Section 3.18 shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct as of such dates has not had and would not reasonably be expected to have more than a de minimis effect on the reasonably expected benefits of the Transactions to Parent and Purchaser, or (3) otherwise set forth in the Agreement shall not be true and correct, on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct as of such dates (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have a Company Material Adverse Effect, or (B) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) has not been cured within twenty (20) business days after the Company receives from Parent written notice of such inaccuracy, breach or failure; provided, however, that a failure to comply with Section 5.2 (whether or not such failure is judicially excused) shall not be entitled to such cure period;

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, other than (i) the last sentence of Section 1.2(b), (ii) the last sentence of Section 5.5, (iii) Section 5.8, (iv) Section 7.2, (v) Section 7.3, (vi) Article VIII and (vii) the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement, and there shall be no liability on the part of Parent or the Company or their respective directors, officers, Affiliates, employees, Representatives or stockholders except (x) the Company may have liability as provided in Section 7.3 and (y) nothing herein shall relieve the Company, Parent or Purchaser from liability for any material or willful breach of this Agreement. In the event of termination of this

Agreement pursuant to Section 7.1 prior to the expiration of the Offer, Parent and Purchaser will promptly terminate the Offer upon such termination of this Agreement without the purchase of Shares thereunder. If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

SECTION 7.3 Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent concurrently with such termination the Termination Fee by wire transfer of same-day funds;

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(d)(i), then the Company shall pay to Parent the Termination Fee by wire transfer of same-day funds immediately following such termination of this Agreement; or

(c) If (i) after the date of this Agreement, any Person shall have announced, commenced, publicly disclosed or made known to the Company Board a Takeover Proposal, (ii) thereafter, this Agreement is terminated (A) by either Parent or the Company pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii) or (B) by Parent pursuant to Section 7.1(d)(ii) and (iii) at any time after the date of this Agreement and prior to the expiration of the twelfth (12th) month after the termination of this Agreement, the Company consummates any Takeover Proposal with such Person or enters into a definitive agreement related to any Takeover Proposal with such Person, then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds on the earlier of the date of such entry and the date of such consummation referred to in clause (iii) above. In no event shall the Company be required to pay the Termination Fee more than once.

(d) For purposes of:

(i) Section 7.3(c), “Takeover Proposal” shall have the meaning assigned to such term in Section 5.2 except that all references to “25%” therein shall be deemed to be referenced to “50%”.

(ii) This Section 7.3, “Termination Fee” means $155,000,000, in cash, subject to a credit for any expense reimbursement previously paid pursuant to Section 7.3(f).

(e) The parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Purchaser with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Purchaser hereunder. The immediately preceding sentence shall not preclude any claim by Parent or Purchaser based on a wrongful termination of this Agreement by the Company (including a wrongful termination based upon noncompliance with Section 5.2).

(f) The Company shall reimburse and Parent and Purchaser for all of their documented, out-of-pocket expenses actually incurred in connection with this Agreement and the

Transactions, up to a maximum of $10,000,000, if this Agreement is terminated (i) by either Parent or the Company pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii) or (ii) by Parent pursuant to Section 7.1(d)(ii). Such reimbursement shall be paid upon demand following such termination, except that no payment shall be due under this Section 7.3(f) if the Company has previously paid the Termination Fee. For the avoidance of doubt, the parties acknowledge that the reimbursement of expenses pursuant to this Section 7.3(f) shall not be the sole or exclusive remedy available to Parent and Purchaser with respect to this Agreement and the transactions contemplated hereby.

ARTICLE VIII

Miscellaneous

SECTION 8.1 No Survival of Representations and Warranties. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.7, Section 5.8 and Section 5.10 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 5.8, Section 7.2, Section 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of any of the transactions contemplated hereby by stockholders of the Company, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company after the Acceptance Date shall include the Independent Director Approval contemplated by Section 1.3); provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided, that, in the case of the Company following the Acceptance Date, the Independent Director Approval contemplated by Section 1.3 is obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

SECTION 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with Annex A hereto, the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Except for the provisions of Section 5.7, nothing in this Agreement, together with Annex A hereto, the Company Disclosure Schedule and the Confidentiality Agreement, is intended to and shall not confer upon any Person other than the parties hereto any legal or equitable rights or remedies by reason of this Agreement. Notwithstanding the immediately preceding sentence: (i) prior to the Effective Time, the Company shall have the right, on behalf of the stockholders of the Company, to pursue equitable remedies pursuant to Section 8.8 or, if such equitable remedies are not sought or are not granted as a remedy, damages (which Parent and Purchaser acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the stockholders of the Company, taking into consideration relevant matters, including the total amount payable to the stockholders of the Company under this Agreement and the time value of money, which, in each case, shall be deemed in such event to be damages of the Company and shall be recoverable by the Company); provided, however, that the rights granted pursuant to this clause (i) will be enforceable on behalf of the stockholders of the Company only by the Company in its sole and absolute discretion, (ii) following the Effective Time the provisions of Article II hereof shall be enforceable by any one or more of the stockholders of the Company to the extent necessary to receive the Merger Consideration to which each such stockholder of the Company is entitled pursuant to Article II and (iii) nothing in this Agreement shall modify, alter or otherwise derogate from any right or remedy available to any stockholder of the Company under the Exchange Act in connection with the Transactions.

SECTION 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Purchaser or the Company in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

(b) Each of the parties hereto (i) irrevocably consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case any Delaware state or federal court within the State of Delaware) (such courts, collectively, the “Delaware Courts”) in the event any dispute, claim or cause of action arises out of or relates to this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court and (iii) agrees that it will not bring any claim or action arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Delaware Court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 8.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(c).

SECTION 8.8 Specific Enforcement. Notwithstanding anything in this Agreement to the contrary, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 8.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Purchaser, to:

Linde AG

Klosterhofstrasse 1

80331 Munich, Germany

Attention: Head of Mergers and Acquisitions

Facsimile: +49 89 35757 1255

with a copy (which shall not constitute notice) to:

The Linde Group

10 Priestley Road

Guildford

Surrey GU2 7XY

England

Attention: General Counsel, International M&A and Corporate

Facsimile: +44 1483 242300

and a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention: Richard Hall; Mark I. Greene

Facsimile: (212) 474-3700

If to the Company, to:

Lincare Holdings Inc.

19387 U.S. North 19

Clearwater, FL 33764

Attention: John P. Byrnes

Facsimile: (866) 776-4809

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Facsimile: (212) 310-8007

or such other address or facsimile number as such party may hereafter specify in writing for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Credit Agreement” means the Credit Agreement dated as of September 15, 2011 among the Company, certain subsidiaries of the Company party thereto from time to time, the lenders party thereto from time to time, Bank of America, N.A., as Agent, Credit Agricole Corporate and Investment Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents, and U.S. Bank National Association and RBS Citizens, National Association, as Co-Documentation Agents, as amended by the First Amendment to Credit Agreement and Joinder dated as of June 29, 2012 among the Company, certain subsidiaries of the Company party thereto from time to time, the lenders party thereto from time to time, Wells Fargo Bank, National Association, as Agent, Fifth Third Bank, TD Bank, N.A. and Credit Agricole Corporate and Investment Bank, as Co-Syndication Agents, and RBS Citizens, National Association, as Documentation Agent.

“Company Intellectual Property Rights” means Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, effect, event or occurrence which, individually or in the aggregate, has resulted in a material adverse effect on the operations or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent such change, effect, event or occurrence arises out of, results from or is attributable to any of the following: (i) any changes in general United States or global economic conditions; (ii) any changes in conditions generally affecting the industry in which the Company and its Subsidiaries operate; (iii) any decline in the market price or trading volume of the Shares on NASDAQ (provided that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any change, effect, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect); (iv) any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction; (v) any failure, in and of itself, by the Company or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (v) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect); (vi) the public announcement or pendency of the Offer, the Merger or any of the other transactions contemplated hereby; (vii) changes or proposed changes in GAAP or in Laws applicable to the Company or the enforcement or interpretation thereof (which, for the avoidance of doubt, shall include any changes or proposed changes in any Law relating to Medicaid or Medicare reimbursement or competitive bidding policies or practices or the enforcement or interpretation thereof); (viii) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement; (ix) earthquakes, hurricanes, tornados or other natural disasters; or (x) any action expressly required to be taken pursuant to or in accordance with this Agreement, except, in the case of clause (i), (ii), (iv), (vii) or (viii), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate adverse affect shall be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Personnel” means any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.

“Company Stock Plans” means the Amended and Restated Company 1998 Stock Plan, the Company 2000 Stock Plan, the Amended Company 2001 Stock Plan, the Company 2004 Stock Plan, the Company 2007 Stock Plan and the Company ESPP.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means all (i) patents, patent applications and patent disclosures (“Patents”), (ii) registered and unregistered trademarks, trademark applications, trade names, service marks, logos, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing (“Trademarks”), (iii) registered and unregistered copyrights, including copyrights in computer software (“Copyrights”), and (iv) trade secrets, mask works and proprietary confidential information, data, databases and know-how (whether or not patentable and whether or not reduced to practice) (“Trade Secrets”).

“Knowledge” shall mean, in the case of the Company, the actual knowledge of the individuals listed on Section 8.11 of the Company Disclosure Schedule.

“Outside Date” shall mean October 1, 2012.

“Parent Material Adverse Effect” shall mean any change, effect, event or occurrence which, individually or in the aggregate, prevents or materially impedes the consummation by Parent or Purchaser of the Transactions.

“Permitted Liens” shall mean, collectively, (i) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other Liens arising or incurred in the ordinary course of business, (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, (iii) in the case of real property, matters that would be disclosed by an accurate survey or inspection of such real property, (iv) matters of record or registered Liens affecting title to any asset, (v) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, (vi) statutory Liens of landlords for amounts that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, (vii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (viii) defects, irregularities or imperfections of title and other Liens which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Substantial Detriment” shall mean (i) any prohibition or limitation on the ownership or operation by Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) of, or any requirement on Parent or any such Subsidiary to dispose of or hold separate, any portion of the business, properties or assets of Parent or any such Subsidiary that would be material to Parent or such Subsidiary, (ii) any requirement on Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to dispose of or hold separate the Company or (iii) any prohibition or limitation on the ownership or operation by the Company or any of its Subsidiaries of, or any requirement on the Company or any of its Subsidiaries to dispose of or hold separate, any portion of the business, properties or assets of the Company or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the operations or financial condition of the Company and its Subsidiaries, taken as a whole.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

The following terms are defined on the page of this Agreement set forth after such term below:

Acceptance Date	3
Acceptance Time	3
Agreement	1
Antitrust Laws	37
Appraisal Rights	14
Balance Sheet Date	21
Bankruptcy and Equity Exception	18
Book-Entry Shares	11
Certificate	11
Certificate of Merger	10
Change in Recommendation	35
Closing	10
Closing Date	10
Code	14
Commonly Controlled Entity	23
Company	1
Company Acquisition Agreement	35
Company Board	1
Company Board Recommendation	19
Company Charter Documents	17
Company Common Stock	1
Company Disclosure Schedule	16
Company Employees	41
Company ESPP	15
Company Material Contract	25
Company Pension Plan	24
Company Plan	23
Company Preferred Stock	17
Company Real Property Lease	26
Company SEC Documents	20
Company Stockholder Approval	18
Company Stockholders Meeting	7
Confidentiality Agreement	39
Contract	19
Copyrights	54
Covered Security Holder	27
Delaware Courts	50

Delay	33
DGCL	1
Dissenting Shares	14
Effective Time	10
Environmental Laws	25
ERISA	24
Exchange Act	2
FDCA	21
HIPAA	21
Indemnitee	39
Indemnitees	39
Indentures	43
Independent Director Approval	6
Independent Directors	5
Laws	21
Liens	16
Maximum Amount	40
Measurement Date	17
Merger	1
Merger Consideration	11
Minimum Condition	2
NASDAQ	3
New Exercise Date	15
Notice of Adverse Recommendation	35
Notice of Superior Proposal	35
Offer	1
Offer Conditions	2
Offer Documents	4
Offer Price	1
Option	15
Option Consideration	15
Owned Real Property	26
Parent	1
Patents	53
Paying Agent	12
Permits	21
Programs	22

Proxy/Information Statement	7
Purchaser	1
Qualified Person	5
Representatives	34
Restricted Shares	15
Schedule 14D-9	4
Schedule TO	4
SEC	3
Securities Act	9
Series A Convertible Notes	17
Series A Indenture	43
Series B Convertible Notes	17
Series B Indenture	43
Share	1

Shares	1
Superior Proposal	36
Surviving Corporation	10
Takeover Proposal	36
Tax Returns	23
Taxes	23
Termination Fee	47
Top-Up Consideration	8
Top-Up Option	8
Top-Up Option Shares	8
Trade Secrets	54
Trademarks	53
Transfer Taxes	41

SECTION 8.12 Interpretation.

(a) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless the context otherwise requires, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided that any agreement disclosed in the Company Disclosure Schedule shall indicate whether such agreement has been amended, modified or supplemented. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LINDE AG

By:	/s/ Prof. Dr.-Ing. Wolfgang Reitzle
	Name:	Prof. Dr.-Ing. Wolfgang Reitzle
	Title:	Chief Executive Officer

By:	/s/ Georg Denoke
	Name:	Georg Denoke
	Title:	Member of the Executive Board, CFO

LINDE US INC.

By:	/s/ Jens Luehring
	Name:	Jens Luehring
	Title:	Chief Financial Officer

LINCARE HOLDINGS INC.

By:	/s/ John P. Byrnes
	Name:	John P. Byrnes
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Conditions to the Offer

The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term “the Agreement” shall be deemed to refer to the attached Agreement.

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (i) the Minimum Condition shall not have been satisfied at the expiration of the Offer, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

(a) there shall be any injunction, judgment, ruling, order or decree instituted, issued or entered, or any Law (other than routine application of the waiting period provisions of the HSR Act) enacted, issued, promulgated or enforced, by any Governmental Authority having jurisdiction over the Company, Parent or Purchaser which (i) restrains, enjoins or prohibits consummation of the Offer or the Merger or makes the consummation of the Offer or the Merger illegal or (ii) would reasonably be expected to result in a Substantial Detriment;

(b) there shall be pending (i) any proceeding, claim, suit or action brought by any Governmental Authority seeking to (A) restrain, enjoin or prohibit the consummation of the Offer or the Merger or make the consummation of the Offer or the Merger illegal or (B) impose a Substantial Detriment or (ii) any proceeding, claim, suit or action brought by any other Person that (A) relates to this Agreement or the Transactions and (B) would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole;

(c) since the date of this Agreement, there shall have been any events, changes, effects or occurrences that have had or would reasonably be expected to have a Company Material Adverse Effect;

(d) (i) the representations and warranties of the Company (A) set forth in Section 3.3 and Section 3.4 shall not be true and correct on and as of the date of such determination as if made on such date, (B) set forth in Section 3.1(b), Section 3.2(a), Section 3.2(b), Section 3.2(d), Section 3.17 and Section 3.18 shall not be true and correct, at and as of the expiration of the Offer as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct as of such dates has not had and would not reasonably be expected to have more than a de minimis effect on the reasonably expected benefits of the Transactions to Parent and Purchaser, or (C) otherwise set forth in the Agreement shall not be true and correct, at and as of the expiration of the Offer as if

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made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct as of such dates (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it prior to the expiration of the Offer, and such breach or failure has not been cured or (iii) Parent shall not have received a certificate, dated the date of the expiration of the Offer, signed on behalf of the Company by an authorized officer, to the effect that none of the matters set forth in clauses (i) and (ii) of this paragraph (d) shall have occurred; or

(e) the Agreement shall have been terminated in accordance with its terms.

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